APPENDIX G-1

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NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
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Date of last submission
of existing sub-advisory
	Date of	Date of last approval	agreement to vote of
	sub-advisory	by Trustees of the sub-	shareholders of each
	agreement	advisory agreement	Fund
Balanced Portfolio	11/03/2003	09/25/2008	09/23/2003
Growth Portfolio	11/03/2003	09/25/2008	09/23/2003
Guardian Portfolio	11/03/2003	09/25/2008	09/23/2003
International Portfolio	11/03/2003	09/25/2008	09/23/2003
Mid-Cap Growth Portfolio	11/03/2003	09/25/2008	09/23/2003
Partners Portfolio	11/03/2003	09/25/2008	09/23/2003
Regency Portfolio	11/03/2003	09/25/2008	09/23/2003
Short Duration Bond Portfolio	05/01/2007	09/25/2008	09/23/2003
Small-Cap Growth Portfolio
(formerly Fasciano Portfolio)	11/03/2003	09/25/2008	09/23/2003
Socially Responsive Portfolio	11/03/2003	09/25/2008	09/23/2003

G-4